Exhibit 99

News from Xerox

For Immediate Release	Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT 06856-4505

tel +1-203-968-3000

Xerox Chairman Anne Mulcahy to Retire

NORWALK, Conn., March 30, 2010 – Xerox Corporation (NYSE: XRX) announced today that Anne M. Mulcahy will step down as chairman and a director of the board, effective May 20, the day of Xerox’s annual shareholders’ meeting. Xerox CEO Ursula M. Burns will then assume the additional role of chairman.

“Leaving Xerox is not easy, but the time is right,” said Mulcahy. “This decision is made infinitely easier by the knowledge that I turn the company over to a gifted leader at a point when our strategy is sound, our financial position is strong, and our opportunities for growth are considerable.”

Mulcahy, 57, became chief executive officer of Xerox on Aug. 1, 2001, and chairman on Jan. 1, 2002. Prior to that, she was president and chief operating officer of the company from May 2000 through July 2001. She began her Xerox career as a sales representative in Boston in 1976. During her 34-year tenure with Xerox, Mulcahy has held senior management positions in sales, human resources and marketing, and led the Xerox business division that sells products for reseller and dealer channels.

“Anne leaves a rich legacy that is defined by her close connection to Xerox customers, her active engagement with Xerox people, and her steadfast commitment to the values of the company that are inherent in its culture and in her effective leadership,” said N.J. Nicholas, Jr., lead independent director of Xerox’s board of directors. “As important, she has worked closely with the board to ensure a seamless and well planned leadership succession. She has earned our tremendous respect and our deepest gratitude.”

Last July Burns became CEO of Xerox. The board has elected Burns to succeed Mulcahy in the chairman role, effective May 20.

“A remarkable leader who inspires followership, Anne was instrumental in recreating our company at a time when we needed it most,” said Burns. “She prioritized investments in innovation, shifted our strategy to become more focused on services, and significantly improved our financial health. As a result, we have a strong foundation from which to build an even stronger company. I am grateful for Anne’s extraordinary contributions, humbled by her confidence in my leadership, and committed to honoring her impressive legacy.”

About Xerox

Xerox Corporation is a $22 billion leading global enterprise for business process and document management. Through its broad portfolio of technology, services and outsourcing offerings, Xerox provides the essential back-office support that clears the way for clients to focus on what they do best: their real business. Headquartered in Norwalk, Conn., Xerox provides leading-edge document technology, services, software and supplies for production and office environments of any size. Through ACS, A Xerox Company, which Xerox acquired in February 2010, Xerox also offers extensive business process outsourcing and information technology outsourcing services, including data processing, HR benefits management, finance support, and customer relationship management services for commercial and government organizations worldwide. The 130,000 people of Xerox serve clients in more than 160 countries.

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Media Contact:

Carl Langsenkamp, Xerox Corporation, +1-585-423-5782,

carl.langsenkamp@xerox.com

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